FINANCIAL FEDERAL CORPORATION SELECTS
              LEOPOLD SWERGOLD TO ITS BOARD OF DIRECTORS


NEW YORK, NY:  August 16, 2005 - Financial Federal Corporation (NYSE:
FIF) announced today its Board of Directors selected Leopold Swergold as its eighth member. Mr. Swergold will serve as a director until the next annual meeting of shareholders in December 2005. The Company's Corporate Governance and Nominating Committee determined Mr. Swergold qualifies as an independent director according to the New York Stock Exchange's rules. Paul R. Sinsheimer, CEO, commented: "We are privileged to have Mr. Swergold join our Board. His forty-plus years of business and investment banking experience will be a valuable resource for our company."

Mr. Swergold formed his own investment banking firm in 1983 after working on Wall Street for almost twenty years. His firm merged into Furman Selz in 1989 where he became Head of Healthcare Investment Banking and a member of its Board of Directors. Furman Selz was acquired by ING Groep N.V. in 1997 where Mr. Swergold was a Managing Director of several funds until he retired in December 2004.

Mr. Swergold served as a Governor and Chair of the Audit Committee of the National Association of Securities Dealers ("NASD") from 1989 to 1992 and has been a member of the Board of Directors of Select Medical Corporation since 2001. He currently serves on the Board of Trustees of the Beth Israel Medical Center and St. Luke's - Roosevelt Hospital Center.

Mr. Swergold holds an MBA from the Harvard Business School and a Bachelors degree from Columbia College. He is active in several health and educational organizations. He and his wife live in Westport, CT and have two children and four grandchildren.


Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit the Company's website at www.financialfederal.com.


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CONTACT:  Steven F. Groth,
          Chief Financial Officer
          (212) 599-8000